Exhibit 10.1

July 24, 2017

Mr. Mike King

2225 Brookstone Drive

Montgomery, AL 36117

Dear Mike:

To incentivize you to join and remain with and committed to the success of AuburnBank and its Mortgage Lending Division, we offer you a retention bonus upon the conditions set forth below in this agreement (this “Agreement”).

In consideration of the premises, and other good and valuable consideration, and intending to be legally bound, we agree as follows:

1.	Duration

The term of this Agreement will begin on your date of hire as the Bank’s Senior Vice President of Mortgage Lending, and end two years later, unless terminated before that time (the “Term”).

2.	Retention Bonus

In addition to your salary, you will be eligible for a retention bonus (the “Retention Bonus”) of $200,000. The Retention Bonus will be paid in two equal $100,000 installments. The first installment will be paid to you only if you are still employed by AuburnBank on the first anniversary of your date of hire. The second installment will be paid to you only if you are still employed by AuburnBank on the second anniversary of your date of hire. Each Retention Bonus installment will be paid to you on the next reasonable payroll cycle following the respective anniversary dates. The Retention Bonus is provided in lieu of any other bonus payable by AuburnBank, including its discretionary bonus program for AuburnBank officers (collectively, “Other Bonuses”). During the term of this Agreement, you will not be eligible to participate in, and waive all claims in or to, any Other Bonuses.

3.	Termination

(a)    If AuburnBank terminates your employment before the end of this Agreement’s Term, or you die or are permanently disabled, AuburnBank will pay you only the amount earned up to that point. For example, if AuburnBank terminates your employment 18 months from your date of hire, you will have earned the first Retention Bonus installment at the first anniversary of the date of hire; however, no fraction of a Retention Bonus installment will be paid even though you worked six months into the second year of the Term.

(b)    If you are terminated for Cause at any point before the end of this Agreement, you will be obligated to reimburse AuburnBank all amounts of any Retention Bonus paid to you.

(c)    For purposes of this Section 3:

“Cause” means (i) a willful and continued failure by you to perform your duties as assigned by the AuburnBank’s board of directors or executive officers to whom you report (other than due to disability); or (ii) a breach by you of your duties of loyalty, care or good faith to AuburnBank or its parent, Auburn National Bancorporation, Inc. (the “Company”), (iii) a willful violation by you of any provision of this Agreement; or (iv) a conviction or the entering of a plea of nolo contendere by you for any felony or any crime involving fraud, dishonesty or a breach of trust; or (v) a breach of AuburnBank’s or the Company’s Code of Ethics, or (vi) commission by you of a willful or negligent act which causes material harm to the Bank or the Company; or (vii) habitual absenteeism, alcoholism or other form of drug or other addiction; or (viii) any violation of laws or regulations such that you cease to be eligible to serve as an officer or executive officer of a depository institution or a depository institution holding company; or (ix) you becomes ineligible to be bonded at costs consistent with the AuburnBank’s and/or the Company’s other senior officers. In addition, if you terminate employment for an alleged breach of this Agreement by the Bank, and it is ultimately determined that no reasonable basis existed for your termination on account of the alleged breach of the Bank, such event shall be deemed to be for “cause” hereunder.

“Good Reason” means (i) a breach of this Agreement by AuburnBank or (ii) your duties and responsibilities are reduced materially from those assigned to you at your date of hire.

4.	Limited Agreement

This Agreement is not an employment agreement and AuburnBank has no obligations to continue your employment. Your employment at all times will be “at will.”

5.	Governing Law

The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the laws of the State of Alabama.

6.	Modification

No provision of this Agreement may be modified, altered or amended, except by a written agreement signed by you and AuburnBank.

7.	Arbitration

By signing this Agreement, we each agree that any claims or disputes regarding this Agreement or resulting from your employment during the term of the Agreement must be submitted to binding arbitration and that this arbitration will be the only remedy for resolution of any such claim or dispute. Any arbitration will be administered by the American Arbitration Association under its Commercial Arbitration Rules. AuburnBank will be responsible for any reasonable costs of arbitration. Each party otherwise shall bear its own expenses in connection with this Agreement and any disputes hereunder.

We are delighted you are joining AuburnBank. If this Agreement is acceptable to you, please sign below in the space provided, whereupon this will be a legally binding agreement between us.

Yours very truly,

/s/ Robert W. Dumas
Name: Robert W. Dumas
Title: President/CEO

Understood, agreed and

accepted as of the day first

above written:

/s/ J. Michael King
Name: